Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2025; except for the Note 3, 4 and 5, as to which the date is April 9, 2025, April 30, 2025 and May 20, 2025, respectively, as it relates to the form of the public and private unit, number of founder shares and terms of the administrative services agreement, with respect to the financial statements of Pelican Acquisition Corporation for the period from July 23, 2024 (inception) through January 31, 2025 included in the Annual Report on Form 10-K.

/s/ Marcum LLP

Morristown, NJ

June 11, 2026